STATE of DELAWARE CERTIFICATE of TRUST

This Certificate of Trust (this "Certificate"), executed by the undersigned Trustee, is filed in accordance with the provisions of the Treatment of Delaware Statutory Trusts (12 Del. Code Ann. Tit. 12 Section 3801 et seq.) (the "Act") and sets forth the following:

1.

The name of the trust is: GL Beyond Income Fund (the "Trust").

2.

The business address of the registered office of the Trust and of the registered agent of the Trust is:

National Registered Agents, Inc.

160 Greentree Drive, Suite 101

Dover, DE  19904

3.

The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.

This Certificate is effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the sole Trustee of the GL Beyond Income Fund, has executed this Certificate on this 11th day of October, 2011.

/s/ Michael V. Tassone

Michael V. Tassone

Sole Trustee